Exhibit 10.17
HYATT HOTELS CORPORATION
Special Restricted Stock Unit Award
The following sets forth the terms of your Hyatt Hotels Corporation Restricted Stock Unit (“RSU”) Special Award.
RSU AWARD:

RSUs Grant Identifier:	[INSERT GRANT IDENTIFIER]

VESTING SCHEDULE:

Grant Date:	[INSERT GRANT DATE]
Performance Period:	[INSERT PERFORMANCE PERIOD]
Vesting Schedule and Payment Date:
Subject to acceleration in certain circumstances, 100% of the RSUs will vest on [INSERT PAYMENT DATE] (the “Payment Date”), subject to achievement of the “Adjusted EBITDA Goal” and subject to your continued Service with the Company through the Payment Date (except as otherwise set forth in this Agreement).
Vested RSUs shall be settled and delivered on or within 30 days after the Payment Date listed above.

The Restricted Stock Unit Award that is described and made pursuant to this Special Restricted Stock Unit Award (this “Award”) is issued under the Third Amended and Restated Hyatt Hotels Corporation Long-Term Incentive Plan (as amended from time to time, the “Plan”). By electronically acknowledging and accepting this Award within 30 days after the date of the electronic mail notification to you of the grant of this Award (the “Electronic Notification Date”), you agree to be bound by the terms and conditions herein, the Plan and all conditions established by the Company in connection with awards issued under the Plan. In order to vest in the Award you must accept this Award within 30 days of the Electronic Notification Date. If you fail to accept this Award within 30 days of the Electronic Notification the Award will be cancelled and forfeited.
The following terms and conditions apply to the RSUs granted pursuant to this Award.

Company; Defined Terms:
Except as the context may otherwise require, references to the “Company” shall be deemed to include its subsidiaries and affiliates.
To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Type of Award:	Restricted Stock Units, or RSUs. Each RSU entitles the Participant to receive one share of Common Stock at settlement, as described below.

Vesting:
The RSUs shall vest on the Payment Date set forth above only if (a) the Committee determines and certifies, prior to the Payment Date, that the “Adjusted EBITDA Goal” of $773.8 million (the “Performance Goal”) is met or exceeded and (b) the Participant remains in continuous Service (as defined below) with the Company from the Grant Date through the Payment Date. “Service” for purposes of this Award shall mean employment as an Employee, or service to the Company as a Director or Consultant.
“Adjusted EBITDA” means, net income (loss) attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on our ownership percentage of each venture, adjusted to exclude the following items:
Equity earnings (losses) from unconsolidated hospitality ventures;
Gains (losses) on sales of real estate and other;
Asset impairments;
Other income (loss), net;
Discontinued operations, net of tax;
Net loss (income) attributable to noncontrolling interests;
Depreciation and amortization;
Interest expense;
Benefit (provision) for income taxes; and
Stock-based compensation expense.
Adjusted EBITDA is calculated by adding the Adjusted EBITDA of each of our reportable segments to corporate and other Adjusted EBITDA. For the purposes of this Agreement, net income (loss) attributable to Hyatt Hotels Corporation will be calculated in accordance with accounting principles generally accepted in the United States (US GAAP) as in effect on the date hereof.
The Adjusted EBITDA Goal is based on 90% of the Company’s budget as approved by the Board of Directors for 2016 adjusted to exclude expense associated with Variable Compensation (as defined below) (the “Budget”).
The Adjusted EBITDA Goal and the determination of the Company’s performance against such goal shall be further adjusted to reflect the following items:
Exclude from the Adjusted EBITDA Goal any Adjusted EBITDA subsequent to the transaction date for dispositions where the disposition was not included in the Budget;
Include in the Adjusted EBITDA Goal any Adjusted EBITDA subsequent to the transaction date derived from final Board approved or Development Committee approved pro-forma for acquisitions;
Include in the Adjusted EBITDA Goal actualized results from the properties that were in the Budget as dispositions, but were not actually executed;
Include in the Adjusted EBITDA goal any Adjusted EBITDA subsequent to the date of certain capital transactions (third party or otherwise) which cause Hyatt to begin recognizing investments as joint ventures and thus recognize pro-rata share of Adjusted EBITDA related to the transactions.
 Exclude from the Adjusted EBITDA goal any Adjusted EBITDA subsequent to the date of certain capital transactions (third party or otherwise) which cause Hyatt to cease recognizing investments as joint ventures and thus no longer recognize pro-rata share of Adjusted EBITDA related to the transactions.
Include or exclude as relevant changes in Adjusted EBITDA reflecting changes in accounting methodology that would have an impact of more than 1% if not included in the Budget;
Exclude any expense associated with Variable Compensation; and
Incorporate in the Adjusted EBITDA Goal actual realized foreign currency exchange rates.
“Variable Compensation” means all accounting expenses reflected in Adjusted EBITDA for (i) the Hyatt Hotels Corporation Annual Incentive Plan, (ii) the Amended and Restated Hyatt Hotels Corporation Executive Incentive Plan, (iii) cash awards other than annual cash awards.
The Committee shall determine and certify performance with respect to the Performance Goal following the end of the Performance Period, but in no event later than the Payment Date (such date of determination, the “Determination Date”). If the Performance Goal is not met as of the Determination Date, all unvested RSUs will be forfeited upon the Determination Date.
Except as provided below, all unvested RSUs will be forfeited upon Termination of Service. For the avoidance of doubt, the Amended and Restated Retirement Policy Regarding Equity Vesting and Exercise (as the same may be amended from time to time) shall not apply to this Award.
Once vested, RSUs will become payable and settled by delivery of shares of Common Stock, as provided below.
Vesting of the RSUs will continue or accelerate in the following circumstances:
In the event of the Participant’s death or Disability (as defined below) (a) on or prior to the last day of the Performance Period, the RSUs shall vest in full subject to the Committee determining and certifying that the Performance Goal has been met or exceeded as of the date of such death or Disability, with any vested RSUs to be settled and delivered to the Participant or his or her designated beneficiary on or within 30 days after the date of such death or Disability, or (b) after the Performance Period, the RSUs shall vest in full subject to the Committee determining and certifying that the Performance Goal has been met or exceeded as of the Determination Date, with any vested RSUs to be settled and delivered to the Participant or his or her designated beneficiary on or within 30 days after the Payment Date listed above. For this purpose “Disability” shall mean either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Participant is by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability plan, or (iii) the Participant is determined to be totally disabled by the Social Security Administration.
In the event of a Change in Control, vesting of the RSUs will accelerate and the RSUs will become payable to the extent provided in Section 12.2 of the Plan.
As described below, vested and unvested RSUs are subject to cancellation and forfeiture in the event the Participant engages in certain “detrimental conduct” (as defined below).

Settlement and Payment of RSUs:	Except as otherwise provided upon Change in Control, death or Disability, RSUs shall be settled and shares of Common Stock delivered on or within 30 days after the Payment Date listed above.

Settlement will be accomplished through the issuance of shares of Common Stock to the Participant equal to the number of RSUs to be settled and paid. The issuance of shares will be subject to tax withholding, as provided below.

Dividend Equivalent Rights:
Each RSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent right that shall, while it remains outstanding, and to the extent that dividends are paid on Common Stock and subject to the terms set forth below, entitle the Participant to a cash payment in the amount of any such dividend(s) paid by the Company in respect of a share of Common Stock. The Dividend Equivalent right shall remain outstanding from the Grant Date through the earlier to occur of (a) the termination or forfeiture for any reason of the RSU to which such Dividend Equivalent right corresponds, or (b) the delivery to the Participant of the share of Common Stock (or other payment) in respect of the RSU to which such Dividend Equivalent right corresponds (in any case, the “RSU Termination Date”). Each Dividend Equivalent right will entitle the Participant to a cash payment in the amount of any dividend(s) paid by the Company in respect of a share of Common Stock to the extent that such dividend(s) are declared and have ex dividend date(s), in each case, that occur on or after the applicable Grant Date and on or prior to the applicable RSU Termination Date, payable upon the Payment Date in respect of the RSU to which such Dividend Equivalent right corresponds; provided, that with respect to any dividends meeting such criteria that are paid after the RSU Termination Date, the applicable Dividend Equivalent payment will be made if and when the Company pays the underlying dividend (but in no event later than March 15th of the year following the year in which the applicable ex dividend date occurs). For the avoidance of doubt, (i) if a RSU does not ultimately vest hereunder, no Dividend Equivalent payments shall be made with respect to such unvested RSU, and (ii) in no event shall a Dividend Equivalent payment be made that would result in the Participant receiving both the Dividend Equivalent payment (in respect of a dividend) and the actual dividend with respect to the same RSU and corresponding share of Common Stock. Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, “Section 409A”).

Tax Withholding:
Unless paid in cash by the Participant at the time of settlement, the Company will deduct or withhold from shares issuable upon settlement of the RSU a number of shares of Common Stock having a Share Value equal to the amount sufficient to satisfy the statutory federal, state, foreign and local taxes and any employment, disability, social welfare or other legally required withholdings (subject to any applicable limitation(s) in the Plan). Notwithstanding anything to the contrary herein, if the tax obligation arises during period in which the Participant is prohibited from trading under any policy of the Company or by reason of the Securities Exchange Act of 1934, then the tax withholding obligation shall automatically be satisfied by the Company withholding shares of Common Stock.
The Participant is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan and acceptance of this Award.

Transferability of RSUs:
RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, provided that in the event of the Participant’s death, shares deliverable or amounts payable with respect to the RSUs shall be delivered or paid, as applicable, to the Participant’s designated beneficiary. The Administrator will advise Participants with respect to the procedures for naming and changing designated beneficiaries.

Data Privacy:
By acceptance of this Award, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below and in accordance with the Hyatt Privacy Policy for Employees. The Company, its affiliates and the Participant’s employer hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States, the European Economic Area, or elsewhere. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by this Award.

No Impact on Other Rights:
Participation in the Plan is voluntary. The value of the RSUs is an extraordinary item of compensation outside the scope of Participant’s normal employment and compensation rights, if any. As such, the RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation. The Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of RSUs or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares of Common Stock subject to an award, vesting, and exercise provisions, as relevant.

Effect of Detrimental Conduct:
In the event the Participant engages in “detrimental conduct” (as defined below), the Participant shall forfeit all unvested and/or vested awards which have not been exercised or otherwise settled under the Plan and all such awards shall be null and void as of the date such detrimental conduct first occurs.
Definition of Detrimental Conduct.  The Participant will be deemed to have engaged in detrimental conduct if in the reasonable, good faith determination of the Administrator, the Participant has engaged in conduct constituting (1) a felony; (2) gross negligence or willful misconduct in the performance of Participant’s duties and responsibilities to the Company; (3) willful violation of a material Company policy, including, without limitation, any policy relating to confidentiality, honesty, integrity and/or workplace behavior, which violation has resulted or may reasonably be expected to result in harm to the Company, its stockholders, directors, officers, employees or customers; (4) improper internal or external disclosure or use of confidential information or material concerning the Company or any of its stockholders, directors, officers, or employees which use or disclosure has resulted or may reasonably be expected to result in harm to the Company; (5) publicly disparaging the Company or any of its stockholders, directors, officers or employees; and/or (6) willful violation of any material agreements with the Company entered into by the Participant in connection with or pursuant to the Plan.
Determination of Detrimental Conduct. Upon a reasonable, good faith determination that detrimental conduct has occurred, the Administrator shall give the Participant written notice, which shall specify the conduct and the date of the conduct. Any dispute concerning the matters set forth in the notice shall be decided under the procedures in the Plan.

409A:
This Award is intended to comply with Section 409A or an available exemption therefrom. However, notwithstanding any other provision of the Plan or this Award, if at any time the Administrator determines that the RSUs and/or Dividend Equivalents (or any portion thereof) may not be compliant with or exempt from Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify or to be responsible for damages to the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Award, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to provide for the RSUs and/or Dividend Equivalents to either be exempt from the application of Section 409A or comply with the requirements of Section 409A; provided, however, that nothing herein shall create any obligation on the part of the Company to adopt any such amendment or take any other action.
Notwithstanding anything herein to the contrary, no payment hereunder shall be made to the Participant during the six (6)-month period following the Participant’s “separation from service” (within the meaning of Section 409A) to the extent that the Company determines that paying such amounts at the time set forth herein would be a prohibited distribution under Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then within thirty (30) days following the end of such six (6)-month period (or, if earlier, the Participant’s death), the Company shall pay the Participant the cumulative amounts that would have otherwise been payable to the Participant during such period, without interest.

PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE RSUs AWARDED PURSUANT TO THIS AGREEMENT MAY BE EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED OR BEING GRANTED THIS AWARD) BY ACHIEVEMENT OF THE PERFORMANCE GOAL (AS DETERMINED AND CERTIFIED BY THE COMMITTEE), AND BY COMPLIANCE WITH PARTICIPANT’S VARIOUS OBLIGATIONS UNDER THIS AGREEMENT. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN SHALL CONFER UPON PARTICIPANT ANY RIGHT WITH RESPECT

TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PARTICIPANT’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT ADVANCE NOTICE EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.